Exhibit 99.1

Kent Griffin Joins TIER REIT’s Board of Directors

DALLAS, Texas, January 23, 2017 — TIER REIT, Inc. (NYSE: TIER), a Dallas-based real estate investment trust, announced the appointment of Kent Griffin as an independent director effective immediately, expanding the board to seven members, six of which are independent.

Mr. Griffin joins the TIER REIT board of directors with extensive experience in real estate operations, corporate finance and capital markets.  Mr. Griffin served from 2008 to 2015 as President and Chief Operating Officer of BioMed Realty Trust, Inc., a leading provider of real estate for the life science industry that was publicly traded on the New York Stock Exchange prior to its acquisition in 2016. Mr. Griffin originally joined BioMed as Chief Financial Officer in 2006.  Previously, Mr. Griffin worked as an investment banker for J.P.Morgan in New York and San Francisco and for Raymond James in St. Petersburg.

“With Mr. Griffin’s extensive real estate and M&A experience and executive leadership, he will provide excellent insight to our board and be an integral part as we continue to create value for the Company’s stockholders,” said Chairman of the Board Rick Gilchrist. “We look forward to his contributions as a board member.”

Additionally, Charles G. Dannis has informed the Company he will not stand for re-election as a director at the Company’s 2017 Annual Meeting of Stockholders.  “We are deeply grateful to Chuck for his significant contributions and outstanding service throughout his many years of service on the board,” said Scott W. Fordham, Chief Executive Officer and President of TIER REIT. “His passion for the Company and relentless focus on creating stockholder value have helped the Company tremendously during his tenure.”

About TIER REIT, Inc.

TIER REIT, Inc. is a self-managed, Dallas-based real estate investment trust focused on delivering outsized stockholder return through stock price appreciation and dividend growth while offering unparalleled tenant service. TIER REIT’s investment strategy is to acquire, develop and operate a portfolio of best-in-class office properties in select U.S. markets that consistently lead the nation in both population and office-using employment growth. Within these markets, we target TIER1 submarkets, which are primarily urban and amenity-rich locations. For additional information regarding TIER REIT, please visit www.tierreit.com or call 972.483.2400.

TIER REIT, Inc.

Scott McLaughlin, 972-483-2465

smclaughlin@tierreit.com